Exhibit 99.1

GameStop Reports Third Quarter 2008 Results

Non-GAAP Earnings Per Share Hits High End of Guidance Despite Global Economic Issues

Initial Sales of Holiday Titles Brisk

Micromania Acquisition Completed

GRAPEVINE, Texas--(BUSINESS WIRE)--November 20, 2008--GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company and the world’s largest video game and entertainment software retailer, today reported sales and earnings for the third quarter ended November 1, 2008.

GameStop sales increased 5.2% to $1,695.7 million in the third quarter, compared to $1,611.2 million in the prior year quarter. Comparable store sales decreased 1.8% during the third quarter due primarily to the difficult comparison to the Halo 3 launch, the largest in GameStop’s history, in the prior year quarter when comparable store sales increased 46.3%. Recent trends are encouraging as comparable store sales for October increased by nearly 11%, and increased 20.5% for the first two weeks of November, showing surprising strength given the unprecedented economic and financial crisis.

Net earnings for the third quarter of 2008 were $46.7 million, as compared to net earnings of $52.0 million for the third quarter of 2007. Diluted earnings per share were $0.28, as compared to $0.31 in the prior year quarter. The current period was impacted by the effect of foreign currency fluctuations and merger-related expenses.

Earnings on a non-GAAP basis for the third quarter of 2008 were $63.3 million, as compared to earnings of $52.5 million in the prior year quarter, an increase of 20.6%. Diluted earnings per share on a non-GAAP basis were $0.38, as compared to diluted earnings per share of $0.32 in the prior year quarter. Merger-related costs, foreign currency fluctuations, and debt extinguishment expenses are the differences between GAAP and non-GAAP measures, which are reconciled in Schedule III.

For the quarter, new video game software sales increased 10%, driven by the top five selling games during the quarter: Madden NFL 2009 from Electronic Arts, Star Wars: The Force Unleashed by Lucas Arts, Microsoft’s Fable 2, Nintendo’s Wii Fit, and Activision’s Guitar Hero World Tour.

Daniel DeMatteo, Chief Executive Officer, stated, “Despite the dramatic decline of the global economy and its severe impact on the entire retail industry, GameStop had a strong quarter. Sales have been very robust over the last several weeks, driven by strong new title releases such as Activision’s Call of Duty: World at War and World of Warcraft: Wrath of the Lich King, and Microsoft’s Gears of War 2. We believe that video games provide real entertainment value to consumers in these trying economic times and will be sought out gift purchases for the holiday season.”

R. Richard Fontaine, Executive Chairman, indicated, “While we are operating through what has been the most unpredictable economic environment in my over 40 years in retail, the GameStop business model has proven to be very resilient. New game sales were strong due in part to the values generated by many of our customers trading in products while older products are being sold at value price points.

“I am pleased to say that during the quarter we negotiated the acquisition of Micromania, France’s largest video game retailer. The final purchase price was reduced to approximately $636 million from the announced $700 million due to foreign exchange rate fluctuations and debt procured to fund the acquisition is projected to be paid off by the end of this fiscal year. We remain committed to using our strong cash flow to continue our global strategy for growth through future new store openings and acquisitions.”

Growth Update

During the quarter, GameStop opened 191 stores, 94 in the U.S. and 97 international stores. Also, on November 17, 2008, GameStop completed the transaction to acquire Micromania, France's leading video game retailer with 332 locations. A Form 8-K was filed on Tuesday, November 18, 2008 with the final details of the transaction. This document can be viewed, without charge, at the SEC's Internet site, http://www.sec.gov or at http://investor.gamestop.com.

Updated Guidance

We continue to expect a solid fourth quarter in sales and earnings, albeit tempered slightly by the weakness in consumer spending, based on a line-up of recently released, strong selling new software titles, the drop in hardware prices and the value consumers are placing on video game entertainment.

For the fourth quarter of fiscal 2008, GameStop is now forecasting diluted earnings per share to range from $1.29 to $1.34, an increase of +13% to +18% over the prior year quarter. Comparable store sales in the fourth quarter are expected to range from +4% to +5%. For details regarding this updated guidance, refer to Schedule IV.

Full year diluted earnings per share are forecast to range from $2.35 to $2.40, an increase of +30% to +33% over the prior year, and includes accretion of approximately $0.05 from the acquisition of Micromania. Comparable store sales are projected to increase between +10% and +11% for the full year, with total sales growing between +21% and +22%.

Note that guidance does not include debt retirement costs or merger related expenses.

Non-GAAP Financial Measures

Schedule III reconciles the company’s net earnings and earnings per share in accordance with generally accepted accounting principles to its non-GAAP net earnings and non-GAAP earnings per share. The presentation of these non-GAAP financial measures is not intended to be considered as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP measures used by other companies.

GameStop uses earnings per share excluding certain items to evaluate the performance of operations exclusive of merger-related costs, debt extinguishment expense and foreign currency fluctuations that impact the comparability of results from period to period. GameStop believes these non-GAAP financial measures provide useful supplemental information regarding our performance by excluding certain items that may not be indicative of the company’s core business, operating results, or future outlook.

Conference Call and Webcast Information

A conference call with GameStop Corp.’s management is scheduled for November 20, 2008 at 11:00 AM ET to discuss the third quarter sales and earnings results. The conference call will be simulcast on the Internet at http://investor.gamestop.com. The conference call will be archived on the website until December 4, 2008.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. is the world's largest video game and entertainment software retailer. The company operates 6,066 retail stores in 17 countries worldwide. The company also operates two e-commerce sites, GameStop.com and EBgames.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2008 and beyond, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, statements about the benefits of the business combination transaction involving GameStop and Micromania, including future financial and operating results and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including Nintendo's Wii; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	November 1, 2008	November 3, 2007

Sales	$1,695,746	$1,611,201
Cost of sales	1,222,317	1,191,637

Gross profit	473,429	419,564

Selling, general and administrative
expenses	335,722	288,954
Depreciation and amortization	35,767	33,705
Merger-related expenses	16,605	-

Operating earnings	85,335	96,905

Interest expense, net	8,807	11,922
Debt extinguishment expense	-	3,840

Earnings before income
tax expense	76,528	81,143

Income tax expense	29,859	29,186

Net earnings	$46,669	$51,957

Earnings per common share:
Basic	$0.29	$0.32
Diluted	$0.28	$0.31

Weighted average common shares
outstanding:
Basic	163,736	160,048
Diluted	167,995	166,357

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	72.1%	74.0%

Gross profit	27.9%	26.0%

SG&A expenses	19.8%	17.9%
Depreciation and amortization	2.1%	2.1%
Merger-related expenses	1.0%	0.0%

Operating earnings	5.0%	6.0%

Interest expense, net	0.5%	0.8%
Debt extinguishment expense	0.0%	0.2%

Earnings before income
tax expense	4.5%	5.0%

Income tax expense	1.7%	1.8%

Net earnings	2.8%	3.2%

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	39 weeks	39 weeks
	ended	ended
	November 1, 2008	November 3, 2007

Sales	$5,313,783	$4,228,377
Cost of sales	3,882,825	3,098,745

Gross profit	1,430,958	1,129,632

Selling, general and administrative
expenses	1,012,134	824,504
Depreciation and amortization	106,912	96,858
Merger-related expenses	16,605	-

Operating earnings	295,307	208,270

Interest expense, net	26,506	39,384
Debt extinguishment expense	2,331	12,591

Earnings before income
tax expense	266,470	156,295

Income tax expense	100,513	57,805

Net earnings	$165,957	$98,490

Earnings per common share:
Basic	$1.02	$0.63
Diluted	$0.99	$0.60

Weighted average common shares
outstanding:
Basic	162,983	157,308
Diluted	167,813	164,128

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	73.1%	73.3%

Gross profit	26.9%	26.7%

SG&A expenses	19.0%	19.5%
Depreciation and amortization	2.0%	2.3%
Merger-related expenses	0.3%	0.0%

Operating earnings	5.6%	4.9%

Interest expense, net	0.5%	0.9%
Debt extinguishment expense	0.1%	0.3%

Earnings before income
tax expense	5.0%	3.7%

Income tax expense	1.9%	1.4%

Net earnings	3.1%	2.3%

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	November 1,	November 3,
	2008	2007
ASSETS:
Current assets:
Cash and cash equivalents	$478,056	$277,808
Receivables, net	50,730	47,443
Merchandise inventories	1,424,249	1,164,229
Prepaid expenses and other current assets	102,449	59,615
Prepaid taxes	68,222	73,257
Deferred taxes	29,200	38,458
Total current assets	2,152,906	1,660,810

Property and equipment:
Land	10,229	12,026
Buildings & leasehold improvements	404,660	358,445
Fixtures and equipment	590,565	516,767
Total property and equipment	1,005,454	887,238

Less accumulated depreciation and amortization	502,348	386,658
Net property and equipment	503,106	500,580

Goodwill, net	1,443,782	1,402,845
Other noncurrent assets	63,907	50,605
Total assets	$4,163,701	$3,614,840

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,102,639	$977,830
Accrued liabilities	366,147	313,844

Total current liabilities	1,468,786	1,291,674

Other long-term liabilities	85,273	78,692
Senior notes payable, net of discount	545,462	574,229
Total liabilities	2,099,521	1,944,595

Stockholders' equity:
Preferred stock - authorized 5,000 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300,000 shares;
163,776 and 160,959 shares issued and
outstanding, respectively	164	161
Additional paid-in-capital	1,299,721	1,200,586
Accumulated other comprehensive income (loss)	(23,870)	37,091
Retained earnings	788,165	432,407
Total stockholders' equity	2,064,180	1,670,245
Total liabilities and stockholders' equity	$4,163,701	$3,614,840

GameStop Corp.
Schedule I
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	November 1, 2008		November 3, 2007
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$328.4	19.3%	$373.9	23.2%
New video game software	703.3	41.5%	636.9	39.5%
Used video game products	425.1	25.1%	356.3	22.1%
Other	238.9	14.1%	244.1	15.2%

Total	$1,695.7	100.0%	$1,611.2	100.0%

GameStop Corp.
Schedule II
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	November 1, 2008		November 3, 2007
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$25.4	7.7%	$27.5	7.4%
New video game software	158.5	22.5%	132.1	20.7%
Used video game products	204.8	48.2%	172.6	48.5%
Other	84.7	35.5%	87.4	35.8%

Total	$473.4	27.9%	$419.6	26.0%

Schedule III
Non-GAAP Results
(in thousands, except per share data)
(net of tax)

	13 weeks	13 weeks
	ended	ended
	November 1, 2008	November 3, 2007

Net earnings	$46,669	$51,957
Earnings per diluted share	$0.28	$0.31

Merger-related costs	10,461	-
Merger-related costs per diluted share	0.06	-

Debt extinguishment expense	-	2,419
Debt extinguishment expense per diluted share	-	0.02

Foreign exchange rate impact	6,139	(1,886)
Foreign exchange rate impact per diluted share	0.04	(0.01)

Non-GAAP net income	$63,269	$52,490

Non-GAAP diluted earnings per share	$0.38	$0.32

Schedule IV
Updated Guidance for Quarter Ending January 31, 2009
(in thousands, except per share data)

	Low-end	High-end

Previously released guidance - earnings per diluted share	$1.37	$1.40

Foreign exchange rate impact per diluted share	(0.04)	(0.04)

Adjustment to earnings guidance per diluted share	(0.08)	(0.08)

Micromania earnings per diluted share	0.04	0.06

Updated earnings per diluted share	$1.29	$1.34

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130